Exhibit 1.1

PBF LOGISTICS LP

5,735,000 COMMON UNITS

PLACEMENT AGENCY AGREEMENT

April 24, 2019

April 24, 2019

RBC Capital Markets, LLC

200 Vesey Street, 8th Floor

New York, New York 10281

Ladies and Gentlemen:

PBF Logistics LP, a Delaware limited partnership (the “Partnership”) proposes to issue and sell up to 5,735,000 common units representing limited partner interests in the Partnership to certain investors (collectively, the “Investors”). The common units representing limited partner interests in the Partnership are collectively referred to herein as the “Common Units,” and the LP Units to be issued and sold by the Partnership pursuant to this Agreement are referred to herein as the “Units.” In connection with such issuance and sale, the Partnership desires to engage RBC Capital Markets LLC as sole placement agent (the “Placement Agent”).

The Partnership and PBF Logistics GP LLC, a Delaware limited liability company and the general partner of the Partnership (the “General Partner”), are hereinafter referred to as the “Partnership Parties.” The Partnership Parties and each of their respective subsidiaries are referred to individually as a “PBFX Entity” and collectively as the “PBFX Entities.”

The Partnership Parties hereby confirm as follows their agreements with the Placement Agent.

1. Agreement to Act as Placement Agent.

(a) On the basis of the representations, warranties and agreements of the Partnership Parties herein contained, and subject to all the terms and conditions of this Placement Agency Agreement (this “Agreement”), between the Partnership Parties and you, RBC Capital Markets, LLC shall be the Partnership’s exclusive Placement Agent, acting on a best efforts basis, in connection with the issuance and sale by the Partnership of the Units to the Investors in a proposed offering pursuant to the Registration Statement, with the terms of the offering to be subject to market conditions and negotiations among the Partnership Parties, the Placement Agent and the prospective Investors. As compensation for services rendered, and provided that any of the Units are sold to Investors in the offering, on the Closing Date (as defined in Section 2 hereof), the Partnership Parties shall pay to the Placement Agent an amount in the aggregate equal to 1.70% of the gross proceeds received by the Partnership, or $2.0 million, from the sale of the Units (the “Placement Fee”). The sale of the Units shall be made pursuant to subscription agreements in the form included as Exhibit B hereto (each, a “Subscription Agreement” and collectively, the “Subscription Agreements”). The Partnership Parties shall have the sole right to accept offers to purchase the Units and may reject any such offer in whole or in part.

(b) This Agreement shall not give rise to any commitment by the Placement Agent to purchase any of the Units, and the Placement Agent shall have no authority to bind the Partnership Parties to accept offers to purchase the Units. The Placement Agent shall act on a best efforts basis and does not guarantee that it will be able to raise new capital in the offering and sale of the Units. Subject to the Partnership’s consent, the

Placement Agent may retain other brokers or dealers to act as sub-agents on its behalf in connection with the offering of the Units, the fees of which shall be paid out of the Placement Fee. Prior to the earlier of (i) the date on which this Agreement is terminated, and (ii) the Closing Date, the Partnership Parties shall not, without the prior written consent of the Placement Agent, solicit or accept offers to purchase Units (other than pursuant to the exercise of options or warrants to purchase Common Units that are outstanding at the date hereof) otherwise than through the Placement Agent in accordance herewith.

(c) Notwithstanding the foregoing, the Partnership Parties and the Placement Agent acknowledge that the Partnership intends to sell 850,500 Common Units (the “Tortoise Units”) to one or more affiliates of Tortoise Capital Advisors L.L.C. pursuant to a Subscription Agreement, and that the Placement Agent is not acting as placement agent with respect to the offer and sale of Tortoise Units and no Placement Fee or other fee will be paid in respect of the sale of such Tortoise Units.

2. Delivery and Payment. At 10:00 a.m., New York City time, on April 29, 2019, or at such other time on such other date as may be agreed upon by the Partnership and the Placement Agent (such date is hereinafter referred to as the “Closing Date”), (i) the Placement Agent shall instruct the Investors to wire an amount equal to the price per unit as shown on the cover page of the Prospectus (as hereinafter defined) for the Units to be purchased by each Investor to an account designated by the Partnership, (ii) the Partnership shall deliver the Units to the Investors, which delivery may be made through the facilities of The Depository Trust Company, and (iii) the Partnership Parties will wire the amounts owed to the Placement Agent as provided in this Agreement. The closing (the “Closing”) shall take place at the offices of Kramer Levin Naftalis & Frankel, 1177 Avenue of the Americas, New York, New York, or such other location as mutually agreed by the parties. All actions taken at the Closing shall be deemed to have occurred simultaneously.

3. Representations, Warranties and Agreements of the Partnership Parties. The Partnership Parties, jointly and severally, represent, warrant and agree that:

(a) A registration statement on Form S-3 relating to the Units (Registration No. 333-227366) has (i) been prepared by the Partnership in conformity with the requirements of the Securities Act of 1933, as amended (the “Securities Act”), and the rules and regulations of the Securities and Exchange Commission (the “Commission”) promulgated thereunder; (ii) been filed with the Commission under the Securities Act; and (iii) become effective under the Securities Act. Copies of such registration statement and any amendments thereto have been made available by the Partnership to the Placement Agent. As used in this Agreement:

(i) “Applicable Time” means 5:00 p.m. (New York City time) on the date of this Agreement;

(ii) “Base Prospectus” means the most recent base prospectus contained in the Registration Statement at the Execution Time;

(iii) “Effective Date” means any date as of which any part of such registration statement or any post-effective amendment thereto relating to the Units became, or is deemed to have become, effective under the Securities Act;

(iv) “Execution Time” means the date and time that this Agreement is executed and delivered by the parties hereto;

(v) “Issuer Free Writing Prospectus” means each “free writing prospectus” (as defined in Rule 405 under the Securities Act) prepared by or on behalf of the Partnership or used or referred to by the Partnership in connection with the offering of the Units;

(vi) “Prospectus” means the final prospectus relating to the Units, including the Base Prospectus and the prospectus supplement thereto, as filed with the Commission pursuant to Rule 424(b) of under the Securities Act; and

(vii) “Registration Statement” means such registration statement, as amended as of the Effective Date, including any Preliminary Prospectus or the Prospectus and all exhibits to such registration statement.

Any reference to the Registration Statement, the Base Prospectus or the Prospectus shall be deemed to refer to and include any documents incorporated by reference therein pursuant to Form S-3 under the Securities Act. Any reference to any amendment or supplement to the Preliminary Prospectus or the Prospectus shall be deemed to refer to and include any document filed under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), after the date of such Preliminary Prospectus or Prospectus and incorporated by reference in such Preliminary Prospectus or Prospectus. Any reference to any amendment to the Registration Statement shall be deemed to include any periodic or current report of the Partnership filed with the Commission pursuant to Section 13(a) or 15(d) of the Exchange Act after the Effective Date that is incorporated by reference in the Registration Statement.

(b) The Commission has not issued any order preventing or suspending the use of any Preliminary Prospectus or the Prospectus or suspending the effectiveness of the Registration Statement, and no proceeding for any such purpose or pursuant to Section 8A of the Securities Act against the Partnership or relating to the offering of the Units has been instituted or, to the Partnership Parties’ knowledge, threatened by the Commission.

(c) The Partnership has been since the time of initial filing of the Registration Statement and continues to be eligible to use Form S-3 for the offering of the Units.

(d) The Registration Statement conformed and will conform in all material respects, on the Effective Date and on the Closing Date, and any amendment to the Registration Statement filed after the date hereof will conform in all material respects, when filed with the Commission, to the requirements of the Securities Act and the rules and regulations promulgated thereunder. The most recent Preliminary Prospectus conforms on the date hereof, and the Prospectus and any amendment or supplement thereto will conform in all material respects, when filed with the Commission pursuant to Rule 424(b) under the Securities Act and on the Closing Date, to the requirements of the Securities Act and the rules and regulations promulgated thereunder. The documents incorporated by reference in the Prospectus conformed or will conform in all material respects, when filed with the Commission, to the requirements of the Exchange Act or the Securities Act, as applicable, and the rules and regulations of the Commission thereunder.

(e) The Registration Statement did not, as of the Effective Date, contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading; provided that no representation or warranty is made as to information contained in or omitted from the Prospectus in reliance upon and in conformity with written information furnished by the Placement Agent to the Partnership specifically for inclusion therein, which information is specified in Section 10(b) hereof.

(f) The Prospectus did not, as of the Applicable Time, contain an untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that no representation or warranty is made as to information contained in or omitted from the Prospectus in reliance upon and in conformity with written information furnished by the Placement Agent to the Partnership specifically for inclusion therein, which information is specified in Section 10(b) hereof.

(g) The Prospectus and any amendment or supplement thereto will not, as of the Closing Date, contain an untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that no representation or warranty is made as to information contained in or omitted from the Prospectus in reliance upon and in conformity with written information furnished by the Placement Agent to the Partnership specifically for inclusion therein, which information is specified in Section 10(b) hereof.

(h) The Partnership Parties have not made any offer relating to the Units that would constitute an Issuer Free Writing Prospectus.

(i) Each Partnership Party has been duly incorporated or formed, is validly existing as a limited partnership or limited liability company in good standing under the laws of the jurisdiction of its incorporation or formation, has the limited partnership or limited liability company power and authority necessary to own, lease and operate its property and to conduct its business as described in the Prospectus and is duly qualified to transact business and is in good standing in each jurisdiction in which the conduct of its business or its ownership, leasing or operation of property requires such qualification, except to the extent that the failure to be so qualified or be in good standing would not, individually or in the aggregate, result in a material adverse effect on the condition (financial or otherwise), results of operations, business or properties of the Partnership Parties and their subsidiaries, taken as a whole (“Material Adverse Effect”).

(j) Each subsidiary of the Partnership has been duly organized, is validly existing as a corporation or limited liability company in good standing under the laws of the jurisdiction of its incorporation or formation, has the entity power and authority necessary to own, lease and operate its property and to conduct its business as described in the Prospectus and is duly qualified to transact business and is in good standing in each jurisdiction in which the conduct of its business or its ownership, leasing or operation of property requires such qualification, except to the extent that the failure to be so qualified or be in good standing would not, individually or in the aggregate, result in a Material Adverse Effect; all of the issued shares of capital stock or other ownership interests of each subsidiary of the Partnership have been duly authorized and validly issued in accordance with the respective bylaws or limited liability company agreements of such subsidiaries (as the same may be amended or restated at or prior to the Closing Date, the “Operating Agreements”), and are fully paid (to the extent required by the Operating Agreements) and nonassessable (except as such nonassessability may be affected by Sections 18-607 and 18-804 of the Delaware Limited Liability Company Act (the “Delaware LLC Act”) or the applicable provisions of the Delaware General Corporation Law (the “DGCL”), as applicable); and with the exception of restrictions on transferability in the Operating Agreements or as described in the Registration Statement and the Prospectus, the Partnership owns such membership interests free and clear of all liens, encumbrances, equities or other claims.

(k) PBF Energy Company LLC (“PBF LLC”) owns all of the issued and outstanding membership interests of the General Partner; all of such membership interests have been duly authorized and validly issued in accordance with the limited liability company agreement of the General Partner (as the same may be amended or restated at or prior to the Closing Date, the “GP LLC Agreement”), and are fully paid (to the extent required by the GP LLC Agreement) and nonassessable (except as such nonassessability may be affected by Sections 18-607 and 18-804 of the Delaware LLC Act); and with the exception of restrictions on transferability in the GP LLC Agreement or as described in the Registration Statement and the Prospectus, PBF LLC owns such membership interests free and clear of all liens, encumbrances, equities or other claims.

(l) At the Closing Date, after giving effect to the transactions contemplated by this Agreement, PBF LLC will directly own 29,953,631 Common Units (the “Sponsor Units”) and such Units shall constitute all of the outstanding Sponsor Units. All of such Sponsor Units and the limited partner interests represented thereby have been duly authorized and validly issued in accordance with the Partnership Agreement, and are fully paid (to the extent required under the Partnership Agreement) and nonassessable (except as such nonassessability may be affected by Sections 17-303, 17-607 and 17-804 of the Delaware Limited Partnership Act (the “Delaware LP Act”)); except for restrictions on transferability contained in the agreement of limited partnership of the Partnership (as the same may be amended and/or restated at or prior to the Closing Date, the “Partnership Agreement”) or as described in the Registration Statement and the Prospectus, PBF LLC directly owns the Sponsor Units as described in this paragraph free and clear of all liens, encumbrances, equities or claims.

(m) The General Partner is the sole general partner of the Partnership and owns a noneconomic general partner interest in the Partnership (the “GP Interest”). The GP Interest has been duly authorized and validly issued in accordance with the Partnership Agreement), and is fully paid (to the extent required under the Partnership Agreement) and nonassessable (except as nonassessability may be affected by Sections 17-303, 17-607 and 17-804 of the Delaware LP Act); and the General Partner owns the GP Interest free and clear of all liens, encumbrances, equities or claims except restrictions on transferability in the Partnership Agreement or as described in the Registration and the Prospectus.

(n) The General Partner has, and, as of the Closing Date will have, all requisite power and authority to act as the general partner of the Partnership, in all material respects as described in the Registration Statement and the Prospectus.

(o) At the Closing Date, after giving effect to the transactions contemplated by this Agreement and the offering of the Units, the issued and outstanding partnership interests of the Partnership will consist of 61,934,571 Common Units. Other than as described in the Registration Statement and the Prospectus, the Common Units will be the only limited partner interests of the Partnership issued and outstanding at the Closing Date.

(p) Other than the entities listed on Schedule I hereto (all of which are direct or indirect subsidiaries of the Partnership) and its ownership of the GP Interest, the General Partner will not, at the Closing Date, own, directly or indirectly, any equity or long-term debt securities of any corporation, partnership, limited liability company, joint venture, association or other entity. Other than the entities listed on Schedule I hereto, the Partnership will not, at the Closing Date, own, directly or indirectly, any equity or long-term debt securities of any corporation, partnership, limited liability company, joint venture, association or other entity.

(q) This Agreement has been duly authorized, executed and delivered by each of the Partnership Parties.

(r) The proposed Subscription Agreements (together with this Agreement, the “Transaction Documents”) have been duly authorized, executed and delivered by each of the Partnership Entities party thereto and are valid and legally binding agreements of the Partnership Entities party thereto enforceable against the Partnership Entities party thereto in accordance with their respective terms, provided that the enforceability thereof may be affected by bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or transfer and other laws of general applicability relating to or affecting creditors’ rights and by general equitable principles. The Contribution Agreement, dated as of April 24, 2019, by and between the Partnership and PBF LLC (the “Acquisition Agreement”) has been duly authorized, executed and delivered by each of the Partnership Entities thereto, and is a valid and legally binding agreement of such Partnership Entities and enforceable against such Partnership Entities in accordance with its terms, provided that the enforceability thereof may be affected by bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or transfer and other laws of general applicability relating to or affecting creditors’ rights and by general equitable principles.

(s) The Common Units outstanding prior to the issuance of the Units to be sold by the Partnership have been duly authorized and are validly issued in accordance with the Partnership Agreement, fully paid (to the extent required under the Partnership Agreement) and nonassessable (except as nonassessability may be affected by Sections 17-303, 17-607 and 17-804 of the Delaware LP Act).

(t) Except as contained in the Partnership Agreement or described in the Registration Statement and the Prospectus, there are no (i) preemptive rights or other rights to subscribe for or to purchase, nor any restriction upon the voting or transfer of, any equity securities in the Partnership or (ii) outstanding options or warrants to purchase any securities of the Partnership. None of the outstanding equity interests of any Partnership Party were issued in violation of the preemptive or similar rights of any security holder of such Partnership Party. Neither the filing of the Registration Statement nor the offering or sale of the Units as contemplated by this Agreement gives rise to any rights for or relating to the registration of Common Units or other securities of the Partnership, except such rights as have been waived or satisfied.

(u) The Units to be purchased by the Investors have been duly authorized for issuance and sale and, when issued and delivered pursuant to the Transaction Documents against payment of the consideration set forth herein, will be validly issued and fully paid (to the extent required under the Partnership Agreement) and nonassessable (except as such nonassessability may be affected by matters described in Sections 17-303, 17-607 and 17-804 of the Delaware LP Act). The Units, when issued and delivered in accordance with the terms of the Partnership Agreement and the Transaction Documents against payment therefor as provided therein and herein will conform, in all material respects, to the descriptions thereof contained in the Registration Statement and the Prospectus.

(v) None of (i) the offering, issuance or sale by the Partnership of the Units, (ii) the execution, delivery and performance of the Transaction Documents, (iii) the consummation of the transactions contemplated by the Transaction Documents or (iv) the application of the proceeds as described under the caption “Use of Proceeds” in the Registration Statement and the Prospectus will contravene (A) any provision of applicable law, (B) the certificate of incorporation, by-laws, the certificate of formation, limited liability company agreement or partnership agreement, as applicable, of each Partnership Entity, (C) any agreement or any other instrument binding upon each PBFX Entity that is material to the PBFX Entities, taken as a whole, or (D) any judgment, order or decree of any governmental body, agency or court having jurisdiction over a PBFX Entity, except in the case of clauses (A), (B) and (C) as would not, individually or in the aggregate, be expected to result in a Material Adverse Effect.

(w) No consent, approval, authorization or order of, or qualification with, any governmental body or agency is required for the performance by each Partnership Party of its obligations under the Transaction Documents, except (i) as have been obtained or made (or will be prior to the Closing Date) by such Partnership Party, (ii) such as have been already obtained, or as may be required under (A) the securities or Blue Sky laws of the various states, (B) the Securities Act and the Securities Act Regulations, (C) the NYSE or (D) the Financial Industry Regulatory Authority, Inc. (“FINRA”) in connection with the offer and sale of the Units, (iii) as disclosed in the Prospectus and (iv) such consents, approvals, authorizations, orders, registrations and filings the failure to obtain or make would not, individually or in the aggregate, have a Material Adverse Effect or a material adverse effect on the ability of the Partnership to consummate the transactions contemplated by this Agreement.

(x) There has not occurred any material adverse change, or any development involving a prospective material adverse change, in the condition, financial or otherwise, or in the earnings, business or operations of the PBFX Entities, taken as a whole, from that set forth in the Prospectus.

(y) Each preliminary prospectus filed as part of the Registration Statement as originally filed or as part of any amendment thereto, or filed pursuant to Rule 424 under the Securities Act, complied when so filed in all material respects with the Securities Act and the applicable rules and regulations of the Commission thereunder.

(z) None of the Partnership Parties is, and after giving effect to the offering and sale of the Units and the application of the proceeds thereof as described in the Prospectus will not be, required to register as an “investment company” as such term is defined in the Investment Company Act of 1940, as amended.

(aa) Except as disclosed in the Prospectus, (i)(A) none of the PBFX Entities is in violation of, or has any liability under, any applicable federal, state, local or non-U.S. statute, law, rule, regulation, ordinance, code, other requirement or rule of law (including common law), or decision or order of any domestic or foreign governmental agency, governmental body or court, relating to pollution, to the use, handling, transportation, treatment, storage or Release (as defined below) or threat of Release of Hazardous Materials (as defined below), to the protection or restoration of the Environment (as defined below), to health and safety including as such relates to exposure to Hazardous Materials (collectively, “Environmental Laws”), (B) none of the PBFX Entities owns, occupies, operates or uses any property that to its knowledge requires any response or other corrective action pursuant to any Environmental Law, (C) none of the PBFX Entities is conducting or funding any investigation, response or other corrective action or monitoring of actual or suspected Hazardous Materials at any site or facility, nor is any of them a party to any order, judgment, decree, contract or agreement which imposes any obligation or liability on any of them under any Environmental Law, (D) none of the PBFX Entities is liable or allegedly liable for any Release or, to its knowledge, threatened Release of Hazardous Materials, including at any off-site treatment, storage or disposal site, (E) none of the PBFX Entities has received written notice of any claim, action, suit, investigation or proceeding by any governmental agency or governmental body or person relating to Environmental Laws or Hazardous Materials which is pending, or to their knowledge is any such claim, action, suit, investigation or proceeding threatened, and (F) the PBFX Entities have received and are in compliance with all, and have no liability under any, permits, licenses, authorizations, identification numbers or other approvals required under applicable Environmental Laws to conduct their respective businesses, except in each case covered by clauses (A) – (F) such as would not individually or in the aggregate have a Material Adverse Effect and (ii) to the knowledge of the Partnership Parties, there are no past or present actions, conditions or occurrences, including the Release or threat of Release of Hazardous Materials, that would reasonably be expected to result in a violation of or liability under any Environmental Law that would have a Material Adverse Effect. For purposes of this subsection “Hazardous Materials” means (A) petroleum and petroleum products, by-products or breakdown products, natural gas and natural gas liquids, coal ash, radioactive materials, asbestos and asbestos-containing materials, polychlorinated biphenyls and mold, and (B) any other chemical, material, substance, waste, pollutant or contaminant in any form regulated under Environmental Laws; “Release” means any release, spill, emission, discharge, deposit, disposal, leaking, pumping, pouring, dumping, emptying, injection, or leaching into the Environment, or into, from or through any building, structure or facility; “Environment” means ambient air, indoor air, surface water, groundwater, drinking water, soil, surface or subsurface strata, and natural resources such as wetlands, flora and fauna.

(bb) Except for rights that have been waived in writing or as disclosed in the Prospectus, (i) there are no contracts, agreements or understandings between any of the Partnership Parties and any person granting such person the right to require any of the Partnership Parties to file a registration statement under the Securities Act with respect to any securities of any of the Partnership Parties or to require the Partnership Parties to include such securities with the Units registered pursuant to the Registration Statement (“Registration Rights”), and (ii) any person to whom any of the Partnership Parties has granted Registration Rights and who has the right to exercise such rights prior to the expiration of the Lock-Up Period (as defined below) has agreed not to exercise such rights until after expiration of the Lock-Up Period.

(cc) The operations of the PBFX Entities are and have been conducted at all times in material compliance with all applicable financial recordkeeping and reporting requirements, including those of the Bank Secrecy Act, as amended by Title III of the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (USA PATRIOT Act), and the applicable anti-money laundering statutes of jurisdictions where the PBFX Entities conduct business, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any governmental agency (collectively, the “Anti-Money Laundering Laws”), and no action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving any PBFX Entity with respect to the Anti-Money Laundering Laws is pending or, to the knowledge of the Partnership Parties, threatened.

(dd) None of the PBFX Entities, or any director, officer, or employee thereof, or, to the Partnership Parties’ knowledge, any agent, affiliate or representative of any PBFX Entity, is an individual or entity (“Person”) that is, or is owned or controlled by a Person that is (i) the subject of any sanctions administered or enforced by the U.S. Department of Treasury’s Office of Foreign Assets Control, the United Nations Security Council, the European Union, Her Majesty’s Treasury, or other relevant sanctions authority (collectively, “Sanctions”), nor (ii) located, organized or resident in a country or territory that is the subject of Sanctions (including, without limitation, the Crimea region of the Ukraine, Cuba, Iran, Libya, North Korea, Sudan and Syria).

(ee) None of the PBFX Entities will, directly or indirectly, use the proceeds of the offering, or lend, contribute or otherwise make available such proceeds to any subsidiary, joint venture partner or other Person (A) to fund or facilitate any activities or business of or with any Person or in any country or territory that, at the time of such funding or facilitation, is the subject of Sanctions; or (B) in any other manner that will result in a violation of Sanctions by any Person (including any Person participating in the offering, whether as broker-dealer, advisor, investor or otherwise).

(ff) For the past 5 years, the PBFX Entities have not knowingly engaged in, are not now knowingly engaged in, and will not engage in, any dealings or transactions with any Person, or in any country or territory, that at the time of the dealing or transaction is or was the subject of Sanctions.

(gg) None of the PBFX Entities, or any of their respective officers or employees, or to the Partnership Parties’ knowledge, affiliates, directors, agents or representatives of the PBFX Entities: (i) has used any funds for any unlawful contribution, gift, property, entertainment or other unlawful expense relating to political activity; (ii) has made, taken or will take any action in furtherance of any direct or indirect unlawful payment, promise to pay, or authorization or approval of the payment or giving of money, property, gifts or anything else of value, directly or indirectly, to any foreign or domestic government official or employee (including any officer or employee of a government or government-owned or controlled entity or of a public international organization, or any person acting in an official capacity for or on behalf of any of the foregoing, or any political party or party official or candidate for political office) to improperly influence official action or secure an improper advantage for any Partnership Party or any of their respective subsidiaries; (iii) has made, offered, or taken an act in furtherance of any bribe, unlawful rebate, payoff, influence payment, property, gift, kickback or other unlawful payment; or (iv) is aware of or has taken any action, directly or indirectly, that would result in a violation of any provision of the Bribery Act 2010 of the United Kingdom, or the OECD Convention on Bribery of Foreign Public Officials in International Business Transactions (“OECD Convention”), the Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder (collectively, the “FCPA”), including, without limitation, making use of the mails or any means or instrumentality of interstate commerce corruptly in furtherance of an offer, payment, promise to pay or authorization of the payment of any money, or other property, gift, promise to give, or authorization of the giving of anything of value to any “foreign official” (as such term is defined in the FCPA), including any officer or employee of a government or government-owned or controlled entity or of a public international organization, or any person acting in an official capacity for or on behalf of any of the foregoing, in contravention of the FCPA or any applicable anti-bribery and anticorruption laws or regulations to which any Partnership Party, any of their respective subsidiaries, any director, officer, agent, employee, affiliate or other person associated with or acting on behalf of the Partnership Parties or any of their respective subsidiaries is subject. The

Partnership Parties, their respective subsidiaries and their affiliates have each conducted their businesses in compliance with the FCPA and any applicable anti-bribery and anti-corruption laws or regulations and have instituted and maintain and will continue to maintain policies and procedures designed to promote and ensure, and which are reasonably expected to continue to ensure, continued compliance with all applicable anti-bribery and anti-corruption laws.

(hh) Except as disclosed in the Prospectus, subsequent to the respective dates as of which information is given in each of the Registration Statement and the Prospectus, (i) the Partnership Parties and their respective subsidiaries taken as a whole have not incurred any material liability or obligation, direct or contingent, nor entered into any material transaction; (ii) none of the Partnership Parties has purchased any of its outstanding capital stock, nor declared, paid or otherwise made any dividend or distribution of any kind on its capital stock other than ordinary and customary dividends; and (iii) there has not been any material change in the capital stock (other than in connection with the grant of awards under existing equity incentive plans described in the Prospectus), short-term debt or long-term debt of the Partnership Parties and their respective subsidiaries taken as a whole, except in each case as described in each of the Registration Statement and the Prospectus, respectively.

(ii) Except as disclosed in the Prospectus, the Partnership Parties and their respective subsidiaries have good and marketable title to all real properties and all other properties and assets owned by them, in each case free and clear of all liens, charges, encumbrances and defects, except for such liens, charges, encumbrances and defects (i) as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect or (ii) as would not materially adversely affect the value thereof or materially interfere with the use made or to be made thereof by them; and except as disclosed in the Prospectus, the Partnership Parties and their respective subsidiaries hold any material leased real or personal property under valid and enforceable leases, with such exceptions that would not materially adversely interfere with the use made or to be made thereof by them.

(jj) The Partnership Parties and their respective subsidiaries own, possess or can acquire on reasonable terms, adequate trademarks, trade names and other rights to inventions, know how, patents, copyrights, confidential information and other intellectual property (collectively, “intellectual property rights”) necessary to conduct the business now operated by them or presently employed by them, except where the failure to own or possess such rights would not result, individually or in the aggregate, in a Material Adverse Effect, and have not received any notice of infringement of or conflict with asserted rights of others with respect to any intellectual property rights that, if determined adversely to the Partnership Parties or any of their respective subsidiaries, would individually or in the aggregate have a Material Adverse Effect.

(kk) No labor dispute with the employees of the Partnership Parties or any of their respective subsidiaries exists or, to the knowledge of the Partnership Parties, is imminent that would have a Material Adverse Effect.

(ll) Except as described in the Prospectus, the Partnership Parties and each of their respective subsidiaries are insured by insurers of recognized financial responsibility against such losses and risks and in such amounts as are prudent and customary in the businesses in which they are engaged; none of the Partnership Parties or any of their respective subsidiaries has been refused any insurance coverage sought or applied for which refusal would reasonably be expected to have a Material Adverse Effect; and none of the Partnership Parties or any of their respective subsidiaries has any reason to believe that it will not be able to renew its existing insurance coverage as and when such coverage expires or to obtain similar coverage from similar insurers as may be necessary to continue its business at a cost that would not have a Material Adverse Effect, except as described in the Prospectus.

(mm) The Partnership Parties and their respective subsidiaries possess, and are in compliance with the terms of, all certificates, authorizations, franchises, licenses and permits (“Licenses”) necessary or material to the conduct of the business described in the Prospectus, except where the failure to possess or be in compliance with the same would not, individually or in the aggregate result in a Material Adverse Effect, and have not received any notice of proceedings relating to the revocation or modification of any Licenses that, if determined adversely to the Partnership Parties or any of their respective subsidiaries, would individually or in the aggregate have a Material Adverse Effect.

(nn) The Partnership Parties and their respective subsidiaries maintain a system of accounting controls that are sufficient to provide reasonable assurances that (i) transactions are executed in accordance with management’s general or specific authorization; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles as applied in the United States and to maintain accountability for assets; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; (iv) the recorded accountability for assets is compared with existing assets at reasonable intervals and appropriate action is taken with respect to any differences; and (v) the interactive data in eXtensible Business Reporting Language included or incorporated by reference in the Registration Statement fairly presents the information called for in all material respects and has been prepared in accordance with the Commission’s rules and guidelines applicable thereto. The Partnership has not reported to the Board of Directors of the General Partner fraud involving management or other employees who have a significant role in accounting controls that would have a Material Adverse Effect.

(oo) Except as set forth in the Prospectus, none of the Partnership Parties or any of their respective subsidiaries is reviewing or investigating, and none of the Partnership Parties’ independent auditors or internal auditors have recommended that the Partnership Parties review or investigate, (i) any matter which could result in a restatement of the Partnership Parties’ financial statements for any annual or interim period presented in the Prospectus; or (ii) any fraud involving management or other employees who have a significant role in the system of internal controls maintained by the Partnership Parties and their respective subsidiaries. Except as set forth in the Prospectus, none of the Partnership Parties’ independent auditors nor their respective internal auditors have recommended that any of the Partnership Parties, as applicable, review or investigate adding to, deleting, changing the application of, or changing such Partnership Parties’, as applicable, disclosure with respect to, any of the Partnership Parties’, as applicable, material accounting policies.

(pp) Except as described in the Prospectus, the Partnership Parties have not sold, issued or distributed any Common Units during the six-month period preceding the date hereof, including any sales pursuant to Rule 144A under, or Regulation D or S of, the Securities Act, other than securities issued pursuant to employee benefit plans, equity incentive plans or other employee compensation plans or pursuant to outstanding options, rights or warrants.

(qq) The interactive data in eXtensible Business Reporting Language included or incorporated by reference in the Registration Statement fairly presents the information called for in all material respects and has been prepared in accordance with the Commission’s rules and guidelines applicable thereto.

(rr) Except as will not, individually or in the aggregate, result in a Material Adverse Effect, each of the Partnership Parties and each of their respective subsidiaries (each, a “Taxpayer”) has (i) timely filed all federal, state, local and foreign tax returns required to be filed by it through the date hereof or have properly requested extensions thereof, and (ii) paid all federal, state, local and foreign taxes (including any related interest, additions to tax and penalties) required to be paid by it, including in its capacity as a withholding agent, except as may be being contested in good faith. Each Taxpayer has made adequate charges, accruals and reserves in accordance with GAAP in the most recent financial statements referred to in paragraph (mm) below in respect of all material federal, state, local and foreign taxes for all periods as to which the tax liability of such Taxpayer has not been finally determined. There is no tax deficiency that has been, or could reasonably be expected to be, asserted against any Taxpayer or any of its properties or assets that will, individually or in the aggregate, result in a Material Adverse Effect, except those that are being contested in good faith and for which adequate reserves have been established in accordance with GAAP.

(ss) Any third-party statistical and market-related data included in the Prospectus are based on or derived from sources that the Partnership Parties believe to be reliable and accurate in all material respects.

(tt) Except as disclosed in the Prospectus, there are no pending actions, suits or proceedings (including any inquiries or, to the knowledge of the Partnership Parties, investigations by any court or governmental agency or body, domestic or foreign) against or affecting the Partnership Parties, any of their respective subsidiaries or any of their respective properties that, if determined adversely to the Partnership Parties or any of their respective subsidiaries, would individually or in the aggregate have a Material Adverse Effect, or would materially and adversely affect the ability of any of the Partnership Parties to perform its obligations under this Agreement and that are not covered by an indemnity from a prior owner of the Partnership Parties’ or their respective subsidiaries’ assets; and no such actions, suits or proceedings (including any inquiries or investigations by any court or governmental agency or body, domestic or foreign) are threatened or, to the Partnership Parties’ knowledge, contemplated.

(uu) The financial statements of the Partnership included or incorporated by reference in the Prospectus present fairly in all material respects the financial position of the Partnership and its subsidiaries as of the dates shown and their results of operations and cash flows for the periods shown, and, except as otherwise disclosed in the Prospectus, such financial statements have been prepared in conformity with the generally accepted accounting principles in the United States applied on a consistent basis; the financial statements of CPI Operations LLC incorporated by reference in the Prospectus present fairly in all material respects the financial position of CPI Operations LLC as of the dates shown and their results of operations and cash flows for the periods shown, and, except as otherwise disclosed in the Prospectus, such financial statements have been prepared in conformity with the generally accepted accounting principles in the United States applied on a consistent basis.

(vv) Other than with respect to items that would not reasonably be expected to have a Material Adverse Effect, (i) the Partnership Parties and their respective subsidiaries and any “employee benefit plan” (as defined under the Employee Retirement Income Security Act of 1974 (as amended, “ERISA,” which term, as used herein, includes the regulations and published interpretations thereunder) established or maintained by the Partnership Parties, their respective subsidiaries or their ERISA Affiliates (as defined below) are in compliance with ERISA; (ii) to the knowledge of the Partnership Parties, each “multiemployer plan” (as defined in Section 4001 of ERISA), if any, to which the Partnership Parties, their respective subsidiaries or an ERISA Affiliate contributes (a “Multiemployer Plan”) is in compliance with ERISA; (iii) no “reportable event” (as defined under Section 4043 of ERISA) for which notice has not been waived, has occurred or is reasonably expected to occur with respect to any “employee benefit plan” established or maintained by any of Partnership Parties, their respective subsidiaries or their ERISA Affiliates would have any material liability; (iv) no failure to satisfy the minimum funding standard under Section 412 of the Code, whether or not waived, has occurred or is reasonably expected to occur with respect to any “employee benefit plan” established or maintained by the Partnership Parties, their respective subsidiaries or any of their ERISA Affiliates; (v) no “single employer plan” (as defined in Section 4001 of ERISA) established or maintained by the Partnership Parties, their respective subsidiaries or any of their ERISA Affiliates, if such “employee benefit plan” were terminated, would have any “amount of unfunded benefit liabilities” (as defined under ERISA); (vi) none of the Partnership Parties, their respective subsidiaries or any of their ERISA Affiliates has incurred or reasonably expects to incur any liability under (A) Title IV of ERISA (including any liability under Section 4062(e) of ERISA) with respect to termination of, or withdrawal from, any “employee benefit plan” or (B) Section 412, 4971, 4975 or 4980B of the Code; and (vii) each “employee benefit plan” established or maintained by the Partnership Parties, their respective subsidiaries or any of their ERISA Affiliates that is intended to be qualified under Section 401(a) of the Code is so qualified and nothing has occurred, whether by action or failure to act, which would cause the loss of such qualification. “ERISA Affiliate” means, with respect to the Partnership Parties or any subsidiary thereof, any member of any group of organizations described in Section 414 of the Internal Revenue Code of 1986 (as amended, the “Code,” which term, as used herein, includes the regulations and published interpretations thereunder) of which the Partnership Parties or such subsidiary is a member.

(ww) To the knowledge of the Partnership Parties, there are no affiliations or associations between (i) any member of FINRA and (ii) the General Partners’ officers or directors or 5% or greater security holders, except as described in the Registration Statement and the Prospectus.

(xx) The Units have been approved to be listed on the New York Stock Exchange (“NYSE”), subject only to official notice of issuance.

(yy) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (i) the Partnership Parties and their respective subsidiaries have (A) operated and currently operate their respective businesses in a manner compliant with all applicable foreign, federal, state and local laws and regulations, all contractual obligations and all of the Partnership Parties’ policies (internal and posted) related to privacy and data security applicable to the Partnership Parties and their respective subsidiaries, collection, use, handling, transfer, transmission, storage, disclosure and/or disposal of the data of their respective customers, employees and other third parties (the “Privacy and Data Security Laws”) and (B) implemented, monitored and have been and are in compliance with, applicable administrative, technical and physical safeguards and policies and procedures designed to ensure compliance with Privacy and Data Security Laws and (ii) except as described in the Prospectus, there has been no loss or unauthorized access, use, modification or breach of security of customer, employee or third party data maintained by or on behalf of the Partnership Parties and their respective subsidiaries, and neither of the Partnership Parties or their respective subsidiaries have notified, nor has the current intention to notify, any customer, governmental entity or the media of any such event with regard to any material data breach.

Any certificate signed by any officer of the General Partner and delivered to the Placement Agent or counsel for the Placement Agent in connection with the offering of the Units shall be deemed a representation and warranty by the General Partner to the Placement Agent, as to matters covered thereby, to the Placement Agent.

4. Lock-up Covenant. The Partnership Parties hereby agree that, without the prior written consent of the Placement Agent, it will not, during the period ending 30 days after the date of the Prospectus (the “Lock-Up Period”), (i) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of, directly or indirectly, Common Units or any other securities so owned convertible into or exercisable or exchangeable for Common Units, (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the Common Units, whether any such transaction described in clause (i) or (ii) above is to be settled by delivery of Common Units or such other securities, in cash or otherwise or (iii) file any registration statement with the Commission relating to the offering of Common Units or any securities convertible into or exercisable or exchangeable for Common Units.

The restrictions contained in the preceding paragraph shall not apply to (A) the Units to be sold hereunder, (B) the issuance by the Partnership of Common Units upon the exercise of an option or warrant or the conversion of a security outstanding on the date hereof of which the Placement Agent has been advised in writing or to the extent disclosed in the Prospectus, (C) the issuance by the Partnership of options, rights or other equity-based compensation pursuant to equity compensation plans described in the Prospectus (including any amendments thereto); provided that any officers or directors who are recipients thereof enter into lock-up agreements with the Placement Agent in the form of Exhibit A hereto with respect to the remaining 30-day restricted period or any extension thereof or, in the case of the issuance of options, rights or phantom awards, such options, rights or phantom awards, as applicable, do not become exercisable or vested during the 30-day restricted period or any extension thereof, (D) (1) the establishment of a trading plan pursuant to Rule 10b5-1 under the Exchange Act for the transfer of Common Units, provided that (i) such plan does not provide for the transfer of Common Units during the 30-day restricted period and (ii) to the extent a public announcement or filing under the Exchange Act, if any, is required of or voluntarily made by the Partnership regarding the establishment of such plan, such announcement or filing shall include a statement to the effect that no transfer of Common Units may be made under such plan during the 30-day restricted period or (2) the transfer of Common Units executed under a trading plan by the Partnership pursuant to Rule 10b5-1 under the Exchange Act as existing on the date of this Agreement, (E) as consideration for bona fide acquisitions, the issuance by the Partnership of up to an aggregate 10% of the Common Units (as adjusted for unit splits, unit dividends and other similar events after the date hereof) issued and outstanding as of the date of such acquisition agreement, provided that in the case of this clause (E), upon of receipt of securities, each recipient of such securities issued pursuant thereto shall sign and deliver a lock-up agreement in the form attached hereto as Exhibit A with respect to the remaining 30-day restricted period or any extension thereof, and the filing of a registration statement with respect thereto or (F) the filing of one or more registration statements on Form S-8 with the Commission with respect to Common Units issued or issuable under any equity compensation plan.

5. Conditions of Placement Agent’s Obligations. The obligations of the Placement Agent are subject to the accuracy of the representations and warranties of the Partnership Parties contained herein or in certificates of any officer of the PBFX Entity delivered pursuant to the provisions hereof, to the performance by each of the Partnership Parties of its covenants and other obligations hereunder, and to the following further conditions:

(a) The Registration Statement has been and remains effective and at the Closing Date, no stop order suspending the effectiveness of the Registration Statement or any post-effective amendment thereto has been issued under the Securities Act, no order preventing or suspending the use of any preliminary prospectus or the Prospectus has been issued and no proceedings for any of those purposes have been instituted or are pending or, to the Partnership’s knowledge, contemplated; and the Partnership has complied with each request (if any) from the Commission for additional information with respect thereto.

(b) The Prospectus shall have been filed with the Commission pursuant to Rule 424(b) under the Securities Act at or before 5:30 p.m., Eastern time, on the second full business day after the date of this Agreement (or such earlier time as may be required under the Securities Act).

(c) Subsequent to the execution and delivery of this Agreement and prior to the Closing Date:

(i) there shall not have occurred any downgrading, nor shall any public notice have been given of any intended or potential downgrading or of any review for a possible change that does not indicate the direction of the possible change, in the rating accorded any of the securities of the PBFX Entities by any “nationally recognized statistical rating organization,” as such term is defined in Section 3(a)(62) of the Exchange Act; and

(ii) there shall not have occurred any change, or any development involving a prospective change, in the condition, financial or otherwise, or in the earnings, business or operations of the PBFX Entities, taken as a whole, from that set forth in the Prospectus that, in your judgment, is material and adverse and that makes it, in your judgment, impracticable to market the Units on the terms and in the manner contemplated in the Prospectus.

(d) The Placement Agent shall have received on the Closing Date a certificate, dated the Closing Date and signed by an executive officer of each Partnership Party, on behalf of the applicable Partnership Party, to the effect set forth in Section 5(c) above and to the effect that the representations and warranties of the Partnership Parties contained in this Agreement are true and correct as of the Closing Date and that the Partnership Parties have complied in all material respects with all of the agreements and satisfied all of the conditions on their part to be performed or satisfied hereunder on or before the Closing Date. The officer signing and delivering such certificate may rely upon the best of his or her knowledge as to proceedings threatened.

(e) The Placement Agent shall have received on the Closing Date an opinion and negative assurance letter of Kramer Levin Naftalis & Frankel LLP, outside counsel for the Partnership Parties, dated the Closing Date, in form and substance reasonably satisfactory to the Placement Agent.

(f) The Placement Agent shall have received on the Closing Date an opinion of Cahill Gordon & Reindel LLP, counsel for the Placement Agent, dated the Closing Date, with respect to such matters as the Placement Agent may require.

(g) The Placement Agent shall have received, on each of the date hereof and the Closing Date, a letter dated the date hereof or the Closing Date, as the case may be, in form and substance satisfactory to the Placement Agent, from (i) Deloitte & Touche LLP, an independent registered public accounting firm with respect to the Predecessor and the Partnership, and (ii) KPMG LLP, an independent registered public accounting firm with respect to CPI Operations LLC, in each case, containing statements and information of the type ordinarily included in accountants’ “comfort letters” to underwriters with respect to the financial statements and certain financial information contained in the Registration Statement and the Prospectus; provided that the letter delivered on the Closing Date shall use a “cut-off date” not earlier than the date hereof.

(h) The “lock-up” agreements, each substantially in the form of Exhibit A hereto, between you and PBF LLC, and certain officers and directors of the Partnership and/or the General Partner relating to sales and certain other dispositions of Common Units or certain other securities, delivered to you on or before the date hereof, shall be in full force and effect on the Closing Date.

(i) On the date hereof, the Placement Agent shall have received a certificate, dated the date hereof (with respect to certain financial information contained in the Prospectus) and, at the Closing Date, the Placement Agent shall have received a certificate, dated the Closing Date (with respect to certain financial information contained in the Prospectus), of the Chief Financial Officer of the Partnership as to the accuracy of such certain financial information contained in the Prospectus, as applicable, in form and substance reasonably satisfactory to the Placement Agent.

(j) The Units to be delivered on such Closing Date will have been approved for listing on the NYSE, subject to official notice of issuance.

(k) FINRA has confirmed that it has not raised any objection with respect to the fairness and reasonableness of the terms and arrangements relating to the offering of the Units.

6. Covenants of the Partnership Parties. The Partnership Parties covenant with the Placement Agent as follows:

(a) To furnish to you, without charge, five signed copies of the Registration Statement (including exhibits thereto and documents incorporated by reference) and for delivery to each other Placement Agent a conformed copy of the Registration Statement (without exhibits thereto but including documents incorporated by reference) and to furnish to you in New York City, without charge, prior to 10:00 a.m. New York City time on the business day next succeeding the date of this Agreement and during the period mentioned in Section 6(e) or 6(f) below, as many copies of the Prospectus, any documents incorporated by reference therein and any supplements and amendments thereto or to the Registration Statement as you may reasonably request.

(b) Before amending or supplementing the Registration Statement or the Prospectus, to furnish to you a copy of each such proposed amendment or supplement and not to file any such proposed amendment or supplement to which you reasonably object, and to file with the Commission within the applicable period specified in Rule 424(b) under the Securities Act any prospectus required to be filed pursuant to such Rule.

(c) To furnish to you a copy of each proposed free writing prospectus to be prepared by or on behalf of, used by, or referred to by the Partnership and not to use or refer to any proposed free writing prospectus to which you reasonably object.

(d) Not to take any action that would result in the Placement Agent or the Partnership being required to file with the Commission pursuant to Rule 433(d) under the Securities Act a free writing prospectus prepared by or on behalf of the Placement Agent that the Placement Agent otherwise would not have been required to file thereunder.

(e) If the Prospectus is being used to solicit offers to buy the Units and any event shall occur or condition exist as a result of which it is necessary to amend or supplement the Prospectus in order to make the statements therein, in the light of the circumstances, not misleading, or if any event shall occur or condition exist as a result of which the Prospectus conflicts with the information contained in the Registration Statement then on file, or if, in the opinion of counsel for the Placement Agent, it is necessary to amend or supplement the Prospectus to comply with applicable law, forthwith to prepare, file with the Commission and furnish, at its own expense, to the Placement Agent and to any dealer upon request, either amendments or supplements to the Prospectus so that the statements in the Prospectus as so amended or supplemented will not, in the light of the circumstances when the Prospectus is delivered to a prospective purchaser, be misleading or so that the Prospectus, as amended or supplemented, will no longer conflict with the Registration Statement, or so that the Prospectus, as amended or supplemented, will comply with applicable law.

(f) If, during such period after the first date of the public offering of the Units as in the opinion of counsel for the Placement Agent the Prospectus (or in lieu thereof the notice referred to in Rule 173(a) under the Securities Act) is required by law to be delivered in connection with sales by the Partnership, any event shall occur or condition exist as a result of which it is necessary to amend or supplement the Prospectus in order to make the statements therein, in the light of the circumstances when the Prospectus (or in lieu thereof the notice referred to in Rule 173(a) under the Securities Act) is delivered to a purchaser, not misleading, or if, in the opinion of counsel for the Placement Agent, it is necessary to amend or supplement the Prospectus to comply with applicable law, forthwith to prepare, file with the Commission and furnish, at its own expense, to the Placement Agent upon request, either amendments or supplements to the Prospectus so that the statements in the Prospectus as so amended or supplemented will not, in the light of the circumstances when the Prospectus (or in lieu thereof the notice referred to in Rule 173(a) under the Securities Act) is delivered to a purchaser, be misleading or so that the Prospectus, as amended or supplemented, will comply with applicable law.

(g) To endeavor to qualify the Units for offer and sale under the securities or Blue Sky laws of such jurisdictions as you shall reasonably request; provided that in no event shall the Partnership be obligated to qualify to do business in any jurisdiction where it is not now so qualified or to take any action that would subject it to service of process in suits or taxation in any jurisdiction where it is not so subject.

(h) To make generally available to the Partnership’s security holders and to you as soon as practicable an earnings statement covering a period of at least twelve months beginning with the first fiscal quarter of the Partnership occurring after the date of this Agreement which shall satisfy the provisions of Section 11(a) of the Securities Act and the rules and regulations of the Commission thereunder.

(i) To not take, directly or indirectly, any action designed, or that might reasonably be expected to cause or result in, or that will constitute stabilization or manipulation of the price of any security of the Partnership, to facilitate the sale or resale of any of the Units.

7. Expenses. Whether or not the transactions contemplated in this Agreement are consummated or this Agreement is terminated, the Partnership Parties, jointly and severally, agree to pay or cause to be paid all expenses incident to the performance of its obligations under this Agreement, including: (i) the fees, disbursements and expenses of the Partnership’s counsel, the Partnership’s accountants and all other fees or expenses in connection with the preparation and filing of the Registration Statement, any preliminary prospectus, the Prospectus, any free writing prospectus prepared by or on behalf of, used by, or referred to by the Partnership and amendments and supplements to any of the foregoing, including all printing costs associated therewith, and the mailing and delivering of copies thereof to the Placement Agent and dealers, in the quantities hereinabove specified, (ii) the cost of printing or producing any Blue Sky or Legal Investment memorandum in connection with the offer and sale of the Units under state securities laws and all expenses in connection with the qualification of the Units for offer and sale under state securities laws as provided in Section 6(g) hereof, including filing fees and the reasonable fees and disbursements of counsel for the Underwriter in connection with such qualification and in connection with the Blue Sky or Legal Investment memorandum, (iii) all fees and expenses in connection with the preparation and filing of the registration statement on Form 8-A relating to the Common Units and all costs and expenses incident to listing the Units on the NYSE, (iv) the cost of printing certificates representing the Units, (v) the costs and charges of any transfer agent, registrar or depositary, (vi) the document production charges and expenses associated with printing this Agreement and (vii) all other costs and expenses incident to the performance of the obligations of the Partnership Parties hereunder for which provision is not otherwise made in this Section. It is understood, however, that except as provided in this Section, Section 9 entitled “Indemnity and Contribution,” and the last sentence of Section 11 below, the Placement Agent will pay all of its own costs and expenses, including fees and disbursements of its counsel, road show expenses and any advertising expenses connected with any offers they may make and other expenses incurred by the Placement Agent on its own behalf in connection with presentations to prospective purchasers of the Units.

The provisions of this Section shall not supersede or otherwise affect any agreement that any of the Partnership Parties may otherwise have for the allocation of such expenses among themselves.

8. Covenants of the Placement Agent. The Placement Agent covenants with the Partnership not to take any action that would result in the Partnership being required to file with the Commission under Rule 433(d) under the Securities Act a free writing prospectus prepared by or on behalf of the Placement Agent that otherwise would not be required to be filed by the Partnership thereunder, but for the action of the Placement Agent.

9. Indemnity and Contribution.

(a) The Partnership Parties, jointly and severally, agree to indemnify and hold harmless the Placement Agent, each person, if any, who controls the Placement Agent within the meaning of either Section 15 of the Securities Act or Section 20 of the Exchange Act, each affiliate of the Placement Agent within the meaning of Rule 405 under the Securities Act from and against any and all losses, claims, damages and liabilities (including, without limitation, any legal or other expenses reasonably incurred in connection with defending or investigating any such action or claim) and each selling agent of the Placement Agent caused by any untrue statement or alleged untrue statement of a material fact contained in the Registration Statement or any amendment thereof, the Prospectus or any amendment or supplement thereto, any issuer free writing prospectus as defined in Rule 433(h) under the Securities Act, any Partnership information that the Partnership has filed, or is required to file, pursuant to Rule 433(d) under the Securities Act, any “road show” as defined in Rule 433(h) under the Securities Act (a “road show”), or the Prospectus or any amendment or supplement thereto, or caused by any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, except insofar as such losses, claims, damages or liabilities are caused by any such untrue statement or omission or alleged untrue statement or omission based upon information relating to the Placement Agent furnished to the Partnership Parties in writing by the Placement Agent through you expressly for use therein, it being understood and agreed that the only such information consists of the information described as such in subsection (b) below.

(b) The Placement Agent agrees to indemnify and hold harmless the Partnership Parties, the directors of the General Partner, the officers of the General Partner who sign the Registration Statement and each person, if any, who controls the Partnership within the meaning of either Section 15 of the Securities Act or Section 20 of the Exchange Act from and against any and all losses, claims, damages and liabilities (including, without limitation, any legal or other expenses reasonably incurred in connection with defending or investigating any such action or claim) caused by any untrue statement or alleged untrue statement of a material fact contained in the Registration Statement or any amendment thereof, any preliminary prospectus, the Prospectus or any amendment or supplement thereto, any issuer free writing prospectus as defined in Rule 433(h) under the Securities Act, any Partnership information that the Partnership has filed, or is required to file, pursuant to Rule 433(d) under the Securities Act, any road show or the Prospectus or any amendment or supplement thereto, or caused by any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, but only with reference to information relating to the Placement Agent furnished to the Partnership Parties in writing by the Placement Agent through you expressly for use in the Registration Statement, any preliminary prospectus, the Prospectus, any issuer free writing prospectus, road show, or the Prospectus or any amendment or supplement thereto; provided that, with respect to the preceding clause, the Partnership Parties acknowledge that the only information furnished in writing by or on behalf of the Placement Agent expressly for use in the Registration Statement, any preliminary prospectus, the Prospectus, any issuer free writing prospectus, road show, or the Prospectus or any amendment or supplement thereto is the name of the Placement Agent appearing on the cover and under the caption entitled “Plan of Distribution” in the Prospectus. Notwithstanding the provisions of this Section 10(b), in no event shall any indemnity by the Placement Agent under this Section 10(b) exceed the Placement Fee.

(c) In case any proceeding (including any governmental investigation) shall be instituted involving any person in respect of which indemnity may be sought pursuant to Section 10(a) or 10(b) such person (the “indemnified party”) shall promptly notify the person against whom such indemnity may be sought (the “indemnifying party”) in writing (but the failure to so notify the indemnifying party shall not relieve it from any liability that it may have under subsection (a) or (b) above except to the extent that it has been materially prejudiced by such failure (through the forfeiture of substantive rights and defenses)) and the indemnifying party, upon request of the indemnified party, shall retain counsel reasonably satisfactory to the indemnified party to represent the indemnified party and any others the indemnifying party may designate in such proceeding and shall pay the fees and disbursements of such counsel related to such proceeding. In any such proceeding, any indemnified party shall have the right to retain its own counsel, but the fees and expenses of such counsel shall be at the expense of such indemnified party unless (i) the indemnifying party and the indemnified party shall have mutually agreed to the retention of such counsel or (ii) the named parties to any such proceeding (including any impleaded parties) include both the indemnifying party and the indemnified party and representation of both parties by the same counsel would be inappropriate due to actual or potential differing interests between them. It is understood that the indemnifying party shall not, in respect of the legal expenses of any indemnified party in connection with any proceeding or related proceedings in the same jurisdiction, be liable for (A) the fees and expenses of more than one separate firm (in addition to any local counsel) for the Placement Agent and all persons, if any, who control the Placement Agent within the meaning of either Section 15 of the Securities Act or Section 20 of the Exchange Act or who are affiliates of the Placement Agent within the meaning of Rule 405 under the Securities Act and (B) the fees and expenses of more than one separate firm (in addition to any local counsel) for the Partnership Parties, the General Partner’s directors, its officers who sign the Registration Statement and each person, if any, who controls the Partnership within the meaning of either such Section. In the case of any such separate firm for the Placement Agent and such control persons and affiliates of the Placement Agent, such firm shall be designated in writing by the Placement Agent. In the case of any such separate firm for the Partnership Parties, and such directors, officers and control persons of the General Partner, such firm shall be designated in writing by the General Partner. The indemnifying party shall not be liable for any settlement of any proceeding effected without its written consent, but if settled with such consent or if there be a final judgment for the plaintiff, the indemnifying party agrees to indemnify the indemnified party from and against any loss or liability by reason of such settlement or judgment. Notwithstanding the foregoing sentence, if at any time an indemnified party shall have requested an indemnifying party to reimburse the indemnified party for fees and expenses of counsel as contemplated by the second and third sentences of this paragraph, the indemnifying party agrees that it shall be liable for any settlement of any proceeding effected without its written consent if (1) such settlement is entered into more than 30 days after receipt by such indemnifying party of the aforesaid request and (2) such indemnifying party shall not have reimbursed the indemnified party in accordance with such request prior to the date of such settlement. No indemnifying party shall, without the prior written consent of the indemnified party, effect any settlement of any pending or threatened proceeding in respect of which any indemnified party is or could have been a party and indemnity could have been sought hereunder by such indemnified party, unless such settlement includes an unconditional release of such indemnified party from all liability on claims that are the subject matter of such proceeding.

(d) To the extent the indemnification provided for in Section 10(a) or 10(b) is unavailable to an indemnified party or insufficient in respect of any losses, claims, damages or liabilities referred to therein, then each indemnifying party under such paragraph, in lieu of indemnifying such indemnified party thereunder, shall contribute to the amount paid or payable by such indemnified party as a result of such losses, claims, damages or liabilities (i) in such proportion as is appropriate to reflect the relative benefits received by the indemnifying party or parties on the one hand and the indemnified party or parties on the other hand from the offering of the Units or (ii) if the allocation provided by clause 10(d)(i) above is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause 10(d)(i) above but also the relative fault of the indemnifying party or parties on the one hand and of the indemnified party or parties on the other hand in connection with the statements or omissions that resulted in such losses, claims, damages or liabilities, as well as any other relevant equitable considerations. The relative benefits received by the Partnership Parties on the one hand and the Placement Agent on the other hand in connection with the offering of the Units shall be deemed to be in the same respective proportions as the net proceeds from the offering of the Units (before deducting expenses) received by the Partnership Parties and the Placement Fee received by the Placement Agent, in each case as set forth in the table on the cover of the Prospectus, bear to the aggregate public offering price of the Units set forth on the cover of the Prospectus. The relative fault of the Partnership Parties on the one hand and the Placement Agent on the other hand shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the Partnership Parties or by the Placement Agent (it being understood and agreed that the only such information by the Placement Agent consists of the information described as such in subsection (b) above) and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission.

(e) The Partnership Parties and the Placement Agent agree that it would not be just or equitable if contribution pursuant to this Section 10 were determined by pro rata allocation or by any other method of allocation that does not take account of the equitable considerations referred to in Section 10(d). The amount paid or payable by an indemnified party as a result of the losses, claims, damages and liabilities referred to in Section 10(d) shall be deemed to include, subject to the limitations set forth above, any legal or other expenses reasonably incurred by such indemnified party in connection with investigating or defending any such action or claim. Notwithstanding the provisions of this Section 10, the Placement Agent shall be required to contribute any amount in excess of the amount by which the total price at which the Units underwritten by it and distributed to the public were offered to the public exceeds the amount of any damages that the Placement Agent has otherwise been required to pay by reason of such untrue or alleged untrue statement or omission or alleged omission. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation. The remedies provided for in this Section 10 are not exclusive and shall not limit any rights or remedies which may otherwise be available to any indemnified party at law or in equity.

(f) The indemnity and contribution provisions contained in this Section 10 and the representations, warranties and other statements of the Partnership Parties contained in this Agreement shall remain operative and in full force and effect regardless of (i) any termination of this Agreement, (ii) any investigation made by or on behalf of the Placement Agent, any person controlling the Placement Agent or any affiliate of the Placement Agent, the Partnership Parties or any person controlling the Partnership Parties or their officers or directors and (iii) acceptance of and payment for any of the Units.

10. Termination. The Placement Agent may terminate this Agreement by notice given by you to the Partnership, if after the execution and delivery of this Agreement and prior to the Closing Date (i) trading generally shall have been suspended or materially limited on, or by, as the case may be, any of the NYSE, the American Stock Exchange, the NASDAQ Global Market, the Chicago Board of Options Exchange, the Chicago Mercantile Exchange or the Chicago Board of Trade, (ii) trading of any securities of the Partnership shall have been suspended on any exchange or in any over-the-counter market, (iii) a material disruption in securities settlement, payment or clearance services in the United States or other relevant jurisdiction shall have occurred, (iv) any moratorium on commercial banking activities shall have been declared by Federal or New York State authorities or (v) there shall have occurred any outbreak or escalation of hostilities, or any change in financial markets or any calamity or crisis that, in your judgment, is material and adverse and which, singly or together with any other event specified in this clause (v), makes it, in your judgment, impracticable or inadvisable to proceed with the offer, sale or delivery of the Units on the terms and in the manner contemplated in the Prospectus.

11. Effectiveness. This Agreement shall become effective upon the execution and delivery hereof by the parties hereto. If this Agreement shall be terminated by the Placement Agent, because of any failure or refusal on the part of the Partnership Parties to comply with the terms or to fulfill any of the conditions of this Agreement, or if for any reason the Partnership Parties shall be unable to perform its obligations under this Agreement, then the Partnership Parties will reimburse the Placement Agent for all out-of-pocket expenses (including the reasonable fees and disbursements of their external counsel) reasonably incurred by the Placement Agent in connection with this Agreement or the offering contemplated hereunder.

12. Entire Agreement.

(a) This Agreement, together with any contemporaneous written agreements and any prior written agreements (to the extent not superseded by this Agreement) that relate to the offering of the Units, represents the entire agreement between the Partnership Parties, on the one hand, and the Placement Agent, on the other, with respect to the preparation of any preliminary prospectus, the Prospectus, the conduct of the offering, and the purchase and sale of the Units.

(b) The Partnership acknowledges that in connection with the offering of the Units: (i) the Placement Agent has acted at arm’s length, are not agents of, and owe no fiduciary duties to, the Partnership or any other person, (ii) the Placement Agent owes the Partnership only those duties and obligations set forth in this Agreement and prior written agreements (to the extent not superseded by this Agreement), if any, and (iii) the Placement Agent may have interests that differ from those of the Partnership. The Partnership waives to the full extent permitted by applicable law any claims it may have against the Placement Agent arising from an alleged breach of fiduciary duty in connection with the offering of the Units.

13. Counterparts. This Agreement may be signed in two or more counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

14. Applicable Law. This Agreement and any claim, controversy or dispute arising under or related to this Agreement shall be governed by and construed in accordance with the internal laws of the State of New York.

15. Headings. The headings of the sections of this Agreement have been inserted for convenience of reference only and shall not be deemed a part of this Agreement.

16. Notices. All communications hereunder shall be in writing and effective only upon receipt and if to the Placement Agent shall be delivered, mailed or sent to RBC Capital Markets, LLC, 200 Vesey Street, 8th Floor, New York, New York 10281-8098, Attention: Equity Syndicate, phone: 877-822-4089, email: equityprospectus@rbccm.com; if to the Partnership shall be delivered, mailed or sent to 1 Sylvan Way, 2nd Floor, Parsippany, NJ 07054, Fax: (973) 455-7562, Attention: General Counsel, with a copy to Kramer Levin Naftalis & Frankel, 1177 Avenue of the Americas, New York, New York 10036, Attention: Todd E. Lenson and Jordan Rosenbaum, Facsimile: (212) 715-8216.

17. Recognition of the U.S. Special Resolution Regimes.

(a) In the event that the Placement Agent is a Covered Entity and becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer from the Placement Agent of this Agreement, and any interest and obligation in or under this Agreement, will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if this Agreement, and any such interest and obligation, were governed by the laws of the United States or a state of the United States.

(b) In the event that the Placement Agent or a BHC Act Affiliate of such Placement Agent becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under this Agreement that may be exercised against the Placement Agent are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if this Agreement were governed by the laws of the United States or a state of the United States.

(c) For purposes of this Section 9, a “BHC Act Affiliate” has the meaning assigned to the term “affiliate” in, and shall be interpreted in accordance with, 12 U.S.C. § 1841(k). “Covered Entity” means any of the following: (i) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. §252.82(b); (ii) a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. §47.3(b); or (iii) a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. §382.2(b). “Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable. “U.S. Special Resolution Regime” means each of (i) the Federal Deposit Insurance Act and the regulations promulgated thereunder and (ii) Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act and the regulations promulgated thereunder.

Very truly yours,

PBF LOGISTICS LP
By: PBF Logistics GP LLC, its general partner

By:	/s/ Trecia M. Canty
Name: Trecia M. Canty
Title: Senior Vice President, General Counsel

PBF LOGISTICS GP LLC

By:	/s/ Trecia M. Canty
Name: Trecia M. Canty
Title: Senior Vice President, General Counsel

Signature Page to Placement Agency Agreement

Accepted as of the date hereof

RBC CAPITAL MARKETS LLC

By:	/s/ R. Michael Ventura
Name: R. Michael Ventura
Title: Director, Equity Capital Markets

Signature Page to Placement Agency Agreement

SCHEDULE I

SUBSIDIARIES

1.	PBF Logistics Finance Corporation

2.	Delaware City Terminaling Company LLC

3.	Toledo Terminaling Company LLC

4.	Delaware City Logistics Company LLC

5.	Delaware Pipeline Company LLC

6.	PBF Logistics Products Terminals LLC

7.	PBFX Operating Company LLC

8.	Torrance Valley Pipeline Company LLC

9.	Paulsboro Natural Gas Pipeline Company LLC

10.	Toledo Rail Logistics Company LLC

11.	Chalmette Logistics Company LLC

12.	Paulsboro Terminaling Company LLC

13.	DCR Storage and Loading Company LLC

14.	CPI Operations LLC

Schedule 1

EXHIBIT A

FORM OF LOCK-UP LETTER

April [•], 2019

RBC Capital Markets, LLC

200 Vesey Street, 8th Floor

New York, New York 10281

Ladies and Gentlemen:

The undersigned understands that RBC Capital Markets, LLC (the “Placement Agent”), proposes to enter into a Placement Agency Agreement (the “Placement Agency Agreement”) with PBF Logistics LP, a Delaware limited partnership (the “Partnership”), and PBF Logistics GP LLC, a Delaware limited liability company (the “General Partner” and together with the Partnership, the “Partnership Parties”), providing for a public offering (the “Public Offering”) of common units representing limited partner interests in the Partnership (the “Common Units”).

To induce the Placement Agent to continue its efforts in connection with the Public Offering, the undersigned hereby agrees that, without the prior written consent of the Placement Agent, it will not, during the period commencing on the date hereof and ending 30 days after the date of the final prospectus supplement relating to the Public Offering (the “Prospectus”), (1) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of, directly or indirectly, Common Units beneficially owned (as such term is used in Rule 13d-3 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), by the undersigned or any other securities so owned convertible into or exercisable or exchangeable for Common Units or (2) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the Common Units, whether any such transaction described in clause (1) or (2) above is to be settled by delivery of Common Units or such other securities, in cash or otherwise. In addition, the undersigned agrees that, without the prior written consent of the Placement Agent, it will not, during the period commencing on the date hereof and ending 30 days after the date of the Prospectus, make any demand for or exercise any right with respect to, the registration of Common Units or any security convertible into or exercisable or exchangeable for Common Units.

The foregoing paragraph shall not apply to:

(a) transactions relating to Common Units or other securities acquired in open market transactions after the completion of the Public Offering, provided that no filing under Section 16(a) of the Exchange Act, reporting a reduction in beneficial ownership of Common Units, shall be required or shall be voluntarily made during the restricted period referred to in the foregoing paragraph in connection with subsequent sales of such Common Units or other securities;

Exhibit A-1

(b) transfers of Common Units or any security convertible into or exchangeable or exercisable for Common Units (i) as a bona fide gift or for bona fide estate planning purposes, (ii) upon death or by will, testamentary document or intestate succession, (iii) to an immediate family member of the undersigned or to any trust for the direct or indirect benefit of the undersigned or the immediate family of the undersigned, (iv) not involving a change in beneficial ownership, or (v) if the undersigned is a trust, to any beneficiary of the undersigned or to the estate of any such beneficiary;

(c) distributions of Common Units or any security convertible into or exchangeable or exercisable for Common Units to any direct or indirect affiliates (within the meaning set forth in Rule 405 as promulgated by the SEC under the Securities Act of 1933, as amended (the “Securities Act”)), current or former partners (general or limited), members or managers of the undersigned, as applicable, or to the estates of any such partners, members or managers, provided that in the case of any transfer or distribution pursuant to clauses (b) or (c), (i) each transferee, donee or distributee shall sign and deliver a lock-up letter substantially in the form of this letter and (ii) no filing under Section 16(a) of the Exchange Act (other than a filing on Form 5), reporting a reduction in beneficial ownership of Common Units, shall be required or shall be voluntarily made during the restricted period referred to in the foregoing paragraph;

(d) (i) the establishment of a trading plan pursuant to Rule 10b5-1 under the Exchange Act for the transfer of Common Units or any security convertible into or exchangeable or exercisable for Common Units, provided that (x) such plan does not provide for the transfer of Common Units or any security convertible into or exchangeable or exercisable for Common Units during the restricted period and (y) to the extent a public announcement or filing under the Exchange Act, if any, is required of or voluntarily made by or on behalf of the undersigned or the Partnership regarding the establishment of such plan, such announcement or filing shall include a statement to the effect that no transfer of Common Units may be made under such plan during the restricted period or (ii) the transfer of Common Units executed under a trading plan by the undersigned pursuant to Rule 10b5-1 under the Exchange Act as existing on the date of the Placement Agency Agreement;

(e) the exercise by the undersigned of any outstanding warrants or the exercise or vesting of any equity awards pursuant to employee benefit plans or the sale of Common Units or any security convertible into or exchangeable or exercisable for Common Units underlying warrants or equity awards as part of the cashless exercise of, or for the payment of tax withholdings on, such securities, in each case in connection with equity awards disclosed in the Prospectus or warrants held by the undersigned as of the date of this agreement in accordance with their terms;

(f) the transfer of Common Units or any security convertible into or exercisable or exchangeable for Common Units that occurs by operation of law, such as pursuant to a qualified domestic order or in connection with a divorce settlement;

(g) any transfer of Common Units or any security convertible into or exercisable or exchangeable for Common Units to the Partnership Parties, pursuant to agreements under which the Partnership Parties have the option to repurchase such Units or a right of first refusal with respect to transfers of such Units; or

Exhibit A-2

(h) in the event of undue hardship, any transfer of units after notice to, and with the prior written consent (not to be unreasonably withheld) of, the Placement Agent.

The undersigned also agrees and consents to the entry of stop transfer instructions with the Partnership’s transfer agent and registrar against the transfer of the undersigned’s Common Units except in compliance with the foregoing restrictions.

The undersigned understands that the Partnership and the Placement Agent are relying upon this agreement in proceeding toward consummation of the Public Offering. The undersigned further understands that this agreement is irrevocable and shall be binding upon the undersigned’s heirs, legal representatives, successors and assigns.

This agreement shall automatically terminate upon the earliest of: (i) April 30, 2019, if the Public Offering shall not have occurred on or before that date, (ii) the date that the Partnership advises the Placement Agent, in writing, prior to the execution of the Placement Agency Agreement, that it has determined not to proceed with the Public Offering, and (iii) termination of the Placement Agency Agreement (other than the provisions thereof which survive termination) prior to the sale of any of the Units to the Investors.

Whether or not the Public Offering actually occurs depends on a number of factors, including market conditions. Any Public Offering will only be made pursuant to subscription agreements with prospective investors, the terms of which are subject to negotiation between the Partnership Parties and such investors.

Very truly yours,

(Name)

(Address)

Exhibit A-3

EXHIBIT B

FORM OF SUBSCRIPTION AGREEMENT

SUBSCRIPTION AGREEMENT

PBF Logistics LP

One Sylvan Way,

2nd Floor

Parsippany, NJ 07054

The undersigned (the “Investor”) hereby confirms its agreement with PBF Logistics LP, a Delaware limited partnership (the “Partnership”), as follows:

1. This Subscription Agreement, including the Terms and Conditions for Purchase of LP Units attached hereto as Annex I (collectively, this “Agreement”), is made as of the date set forth below between the Partnership and the Investor.

2. The Partnership represents and warrants that it has authorized the sale and issuance to certain investors of up to an aggregate of 6,585,500 common units representing limited partnership interests in the Partnership (the “LP Units”), for a purchase price of $20.50 per LP Unit (the “Purchase Price”).

3. The Partnership represents and warrants that the offering and sale of the LP Units (the “Offering”) are being made pursuant to (a) an effective Registration Statement on Form S-3 (Registration No. 333-227366) (the “Registration Statement”) filed by the Partnership with the Securities and Exchange Commission (the “Commission”), including the Prospectus contained therein (the “Base Prospectus”), (b) if applicable, certain “free writing prospectuses” (as that term is defined in Rule 405 under the Securities Act of 1933, as amended (the “Act”)), that have been or will be filed with the Commission and delivered to the Investor on or prior to the date hereof (the “Issuer Free Writing Prospectus”), containing certain supplemental information regarding the LP Units and the terms of the Offering, and (c) a Prospectus Supplement (the “Prospectus Supplement” and, together with the Base Prospectus, the “Prospectus”) containing certain supplemental information regarding the Partnership, the LP Units and terms of the Offering that have been or will be (i) filed with the Commission, and (ii) delivered to the Investor (or made available to the Investor by the filing by the Partnership of an electronic version thereof with the Commission).

4. The Partnership and the Investor agree that the Investor will purchase from the Partnership and the Partnership will issue and sell to the Investor the LP Units set forth below for the aggregate purchase price set forth below. The LP Units shall be purchased pursuant to the Terms and Conditions for Purchase of LP Units attached hereto as Annex I and incorporated herein by this reference as if fully set forth herein. The Investor acknowledges that the Offering is not being underwritten by the placement agent, RBC Capital Markets, LLC (the “Placement Agent”) named in the Prospectus Supplement and that there is no minimum offering amount.

5. The Investor represents that, except as set forth below, (a) it has had no material relationship (exclusive of any investments by the Investor in the Partnership’s securities) within the past three years with the Partnership or persons known to it to be affiliates of the Partnership and (b) it is not a FINRA member or an Associated Person of a FINRA member (as such term is defined under the NASD Membership and Registration Rules Section 1011) as of the Closing. Exceptions:

The representations above are made to the knowledge of the signatory below.

(If no exceptions, write “none.” If left blank, response will be deemed to be “none.”)

6. The Investor represents that it has received (or otherwise had made available to it by the filing by the Partnership of an electronic version thereof with the Commission) the Base Prospectus which is a part of the Partnership’s Registration Statement, the documents incorporated by reference therein and any Issuer Free Writing Prospectus (collectively, the “Filed Documents”), prior to or in connection with the receipt of this Agreement. The Investor acknowledges that, prior to the delivery of this Agreement by the Investor to the Partnership, the Investor will receive certain additional information regarding the Partnership and the Offering, including pricing information (the “Offering Information” and, collectively with the Filed Documents, the “Disclosure Package”). Such information may be provided to the Investor by any means permitted under the Act, including the Prospectus Supplement, a free writing prospectus and oral communications, including any live, confidential management presentation.

7. No offer by the Investor to buy LP Units will be accepted and no part of the Purchase Price will be delivered to the Partnership until the Investor has received the Offering Information and the Partnership has accepted such offer by countersigning a copy of this Agreement, and any such offer may be withdrawn or revoked, without obligation or commitment of any kind, at any time prior to the Partnership (or the Placement Agent on behalf of the Partnership) sending (orally, in writing or by electronic mail) notice of its acceptance of such offer. An indication of interest will involve no obligation or commitment of any kind until the Investor has been delivered the Offering Information and this Agreement is accepted and countersigned by or on behalf of the Partnership.

[Remainder of Page Left Blank Intentionally. Signature Page Follows.]

Number of LP Units:

Purchase Price Per LP Unit: $

Aggregate Purchase Price: $

Please confirm that the foregoing correctly sets forth the agreement between us by signing in the space provided below for that purpose.

Dated as of: , 2019

INVESTOR

By:

Print Name:

Title:

Address:

E-mail:
Phone:

Signature Page – Subscription Agreement

Agreed and Accepted

this                 day of                     , 2019:

PBF LOGISTICS LP

By:	PBF Logistics GP LLC,
its General Partner

By:
Name: Trecia M. Canty
Title: Senior Vice President, General Counsel

Signature Page – Subscription Agreement

ANNEX I

TERMS AND CONDITIONS FOR PURCHASE OF LP UNITS

1. Authorization and Sale of the Securities. Subject to the terms and conditions of this Agreement, the Partnership has authorized the sale of the LP Units.

2. Agreement to Sell and Purchase the LP Units; Placement Agent.

2.1 At the Closing (as defined in Section 3.1), the Partnership will sell to the Investor, and the Investor will purchase from the Partnership, upon the terms and conditions set forth herein, the number of LP Units set forth on the last page of the Agreement to which these Terms and Conditions for Purchase of LP Units are attached as Annex I (the “Signature Page”) for the aggregate purchase price therefor set forth on the Signature Page.

2.2 The Partnership proposes to enter into substantially this same form of Subscription Agreement with certain other investors (the “Other Investors”) and expects to complete sales of LP Units to them. The Investor and the Other Investors, if any, are hereinafter collectively referred to as the “Investors,” and this Agreement and the Subscription Agreements executed by the Other Investors are hereinafter collectively referred to as the “Agreements.”

2.3 Investor acknowledges that the Partnership has agreed to pay the Placement Agent a fee (the “Placement Fee”) in respect of the sale of LP Units to the Investor.

2.4 Except for the Offering Information, the Partnership confirms that neither it nor any other person acting on its behalf has provided the Investor or any Other Investor or its respective agents or counsel with any information that constitutes or could reasonably be expected to constitute material, non-public information. The Partnership understands and confirms that the Investor will rely on the foregoing representations in effecting transactions in securities of the Partnership.

3. Closings and Delivery of the LP Units and Funds.

3.1 Closing. The completion of the purchase and sale of the LP Units (the “Closing”) shall occur, in accordance with Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, and unless otherwise agreed upon by the Partnership and the Placement Agent, at Kramer Levin Naftalis & Frankel, 1177 Avenue of the Americas, New York, New York 10036 at 10:00 am Eastern time on Monday, April 29, 2019 (the “Closing Date”). At the Closing, (a) the Partnership shall cause to be delivered to the Investor the number of LP Units set forth on the Signature Page registered in the name of the Investor or, if so indicated on the Investor Questionnaire attached hereto as Exhibit A, in the name of a nominee designated by the Investor and (b) the aggregate purchase price for the LP Units being purchased by the Investor will be delivered by or on behalf of the Investor to the Partnership.

3.2 Conditions to the Obligations of the Parties.

(a) Conditions to the Partnership’s Obligations. The Partnership’s obligation to issue and sell the LP Units to the Investor shall be subject to: (i) the delivery by the Investor, in accordance with the provisions of this Agreement, of the purchase price for the LP Units being purchased hereunder as set forth on the Signature Page and (ii) the accuracy of the representations and warranties made by the Investor in this Agreement and the fulfillment of those undertakings of the Investor in this Agreement to be fulfilled prior to the Closing Date.

(b) Conditions to the Investor’s Obligations. The Investor’s obligation to purchase the LP Units will be subject to (i) the delivery by the Partnership of the LP Units in accordance with the provisions of this Agreement, (ii) the accuracy of the representations and warranties made by the Partnership and the fulfillment of those undertakings of the Partnership to be fulfilled prior to the Closing Date, in each case as contained in this Agreement, and (iii) the condition that the Placement Agent shall not have: (x) terminated the Placement Agency Agreement, dated April 24, 2019 (the “Placement Agreement”) pursuant to the terms thereof or (y) determined that the conditions to the closing in the Placement Agreement have not been satisfied. The Investor’s obligations are expressly not conditioned on the purchase by any or all of the Other Investors of the LP Units that they have agreed to purchase from the Partnership. The Investor understands and agrees that, in the event that the Placement Agent determines that the conditions to closing in the Placement Agreement have not been satisfied or if the Placement Agreement may be terminated for any other reason permitted by the Placement Agreement, then the Placement Agent, may, but shall not be obligated to, terminate such Agreement, which shall have the effect of terminating this Subscription Agreement pursuant to Section 13 below.

3.3 Delivery of Funds. In order to effect the settlement of the LP Units purchased by such Investor with the Depository Trust Company (“DTC”) through its Deposit/Withdrawal At Custodian (“DWAC”) system, on the Closing Date, the Investor shall remit by wire transfer the amount of funds equal to the aggregate purchase price for the LP Units being purchased by the Investor to the following account designated by the Partnership:

Bank Name:

ABA

Account Name:

Account Number:

3.4 Delivery of LP Units. In order to effect the settlement of the LP Units purchased by such Investor through the DTC’s DWAC delivery system, no later than 9:00 a.m. Eastern Time, April 29, 2019, the Investor shall direct the broker-dealer at which the account or counts to be credited with the LP Units being purchased by such Investor are maintained, which broker/dealer shall be a DTC participant, to set up a DWAC instructing American Stock Transfer & Trust Company, LLC, the Partnership’s transfer agent (the “Transfer Agent”), to credit such account or accounts with the LP Units. Such DWAC instruction shall indicate the settlement date for the deposit of the LP Units, which date shall be the Closing Date. At the Closing, the Partnership shall direct the Transfer Agent to credit the Investor’s account or accounts with the LP Units pursuant to the information contained in the DWAC.

4. Survival of Representations, Warranties and Agreements. Notwithstanding any investigation made by any party to this Agreement or by the Placement Agent, all covenants, agreements, representations and warranties made by the Partnership and the Investor herein will survive the execution of this Agreement, the delivery to the Investor of the LP Units being purchased and the payment therefor.

5. Notices. All notices, requests, consents and other communications hereunder will be in writing, will be mailed (a) if within the domestic United States by first-class registered or certified airmail, or nationally recognized overnight express courier, postage prepaid, or by facsimile or (b) if delivered from outside the United States, by International Federal Express or facsimile, and (c) will be deemed given (i) if delivered by first-class registered or certified mail domestic, three business days after so mailed, (ii) if delivered by nationally recognized overnight carrier, one business day after so mailed, (iii) if delivered by International Federal Express, two business days after so mailed and (iv) if delivered by facsimile, upon electric confirmation of receipt and will be delivered and addressed as follows:

(a)     if to the Partnership, to:

PBF Logistics LP

c/o PBF Logistics GP LLC

One Sylvan Way, 2nd Floor

Parsippany, NJ 07054

Attention: Trecia Canty, Senior Vice President, General Counsel

Facsimile: (973) 971-3654

(b)     if to the Investor, at its address on the Signature Page hereto, or at such other address or addresses as may have been furnished to the Partnership in writing.

6. Changes. This Agreement may not be modified or amended except pursuant to an instrument in writing signed by the Partnership and the Investor.

7. Headings. The headings of the various sections of this Agreement have been inserted for convenience of reference only and will not be deemed to be part of this Agreement.

8. Severability. In case any provision contained in this Agreement should be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein will not in any way be affected or impaired thereby.

9. Governing Law. This Agreement will be governed by, and construed in accordance with, the internal laws of the State of New York, without giving effect to the principles of conflicts of law that would require the application of the laws of any other jurisdiction. Except as set forth below, no proceeding may be commenced, prosecuted or continued in any court other than the courts of the State of New York located in the City and County of New York or the United States District Court for the Southern District of New York, which courts shall have jurisdiction over the adjudication of such matters, and the parties hereby consent to the jurisdiction of such courts and personal service with respect thereto. All parties hereby waive all right to trial by jury in any proceeding (whether based upon contract, tort or otherwise) in any way arising out of or relating to this Agreement. All parties agree that a final judgment in any such proceeding brought in any such court shall be conclusive and binding upon each party and may be enforced in any other courts in the jurisdiction of which a party is or may be subject, by suit upon such judgment.

10. Counterparts. This Agreement may be executed in two or more counterparts, each of which will constitute an original, but all of which, when taken together, will constitute but one instrument, and will become effective when one or more counterparts have been signed by each party hereto and delivered to the other parties. Delivery of an executed counterpart by facsimile or portable document format (.pdf) shall be effective as delivery of a manually executed counterpart thereof.

11. Confirmation of Sale. The Investor acknowledges and agrees that such Investor’s receipt of the Partnership’s signed counterpart to this Agreement, together with the Prospectus Supplement (or the filing by the Partnership of an electronic version thereof with the Commission), shall constitute written confirmation of the Partnership’s sale of LP Units to such Investor.

12. Press Release. The Partnership and the Investor agree that the Partnership will either (a) file with or furnish to the U.S. Securities and Exchange Commission a Form 8-K or widely disseminate a press release disclosing any material non-public information concerning the Partnership and the Offering delivered to the Investor (the “Confidential Information”) no later than 7:00 p.m. (New York City time) on April 24, 2019, or (b) notify the Placement Agent, for the benefit of the Investor, that the Confidential Information no longer constitutes material non-public information of the Partnership, and that the Investor is released from their obligations relating thereto. The Partnership shall not identify the name of any Investor or any affiliate of any investment adviser of such Investor in any press release or public filing, or otherwise publicly disclose the name of any Investor or any affiliate of investment adviser of such Investor, without such Investor’s prior written consent, unless required by law or the rules and regulations of a national securities exchange.

13. Termination. In the event that the Placement Agreement is terminated by the Placement Agent pursuant to the terms thereof, this Agreement shall terminate without any further action on the part of the parties hereto.

14. Fees and Expenses. Each party shall pay the fees and expenses of its advisers, counsel, accountants and other experts, if any, and all other expenses incurred by such party incident to the negotiation, preparation, execution, delivery and performance of this Agreement.

EXHIBIT A

PBF LOGISTICS LP

INVESTOR QUESTIONNAIRE

Pursuant to Section 3 of Annex I to the Agreement, please provide us with the following information:

1. The exact name that your LP Units are to be registered in. You may use a nominee name if appropriate:

2. The relationship between the Investor and the registered holder listed in response to item 1 above:

3. The mailing address of the registered holder listed in response to item 1 above:

4. The Social Security Number or Tax Identification Number (EIN) of the registered holder listed in the response to item 1 above:

5. Name of DTC Participant (broker-dealer at which the account or accounts to be credited with the LP Units are maintained):

6. DTC Participant Number:

7. Name of Account at DTC Participant being credited with the LP Units:

8. Account Number at DTC Participant being credited with the LP Units:

9. Email Address:

Signature Page – Subscription Agreement